Ex. 16.1


                  COMISKEY & COMPANY, PROFESSIONAL CORPORATION
                  Certified Public Accountants and Consultants
                          789 Sherman Street, Suite 440
                                Denver, CO 80203



August 19, 1999


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

This is to inform you that due to the recent change in ownership of the Company, and retention of acquiror's accounting firm, the client-auditor relationship has ceased between Fi-Tek V, Inc. (Commission File No. 33-37203-D) and Comiskey & Company, P.C.

There have been no disagreements between Fit-Tek V, Inc. and Comiskey & Company, P.C. during the auditor-client relationship.

Very truly yours,

COMISKEY & COMPANY
PROFESSIONAL CORPORATION

By:  /s/  Lori L. Johnson
     -------------------------------
     Lori L. Johnson, C.P.A.


cc:  Ronald J. Miller
     Ron Berenblat